Consent of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of
Shells Seafood Restaurants, Inc. and Subsidiaries
Tampa, Florida

We hereby consent to the reference to our firm under the caption “Experts” and to the inclusion of our report dated February 4, 2005, except as to Note 19, which date is March 10, 2005 on the audited consolidated balance sheets of Shells Seafood Restaurants, Inc. and Subsidiaries as January 2, 2005 and December 28, 2003 and the results of its operations and cash flow for the fiscal years ended January 2, 2005 (53 weeks), December 28, 2003 (52 weeks) and December 29, 2002 (52 weeks) in the Registration Statement (Form S-1 No. 333-126487) and related Prospectus of Shells Seafood Restaurants, Inc. and Subsidiaries for the registration of up to 27,772,411 shares of its common stock.

Kirkland, Russ, Murphy & Tapp P.A

Clearwater, Florida
September 7, 2005